UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2011

CHURCHILL DOWNS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Kentucky	001-33998	61-0156015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Central Avenue, Louisville, Kentucky 40208

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (502) 636-4400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As of August 9, 2011, a temporary restraining order (“TRO”) that required the funds received by Arlington Park, which is owned by Churchill Downs Incorporated (the “Company”), from the Horse Racing Equity Trust Fund (“HRE Trust Fund”) to be restricted and placed in a separate interest-bearing escrow account has dissolved and the restrictions on Arlington Park’s ability to access the funds in this escrow account terminated.

The TRO was originally imposed by the United States District Court for the Northern District of Illinois, Eastern Division, pending the resolution of a lawsuit brought by certain Illinois casinos that are required by Illinois Public Acts 94-804 and 95-1008 (“Acts”) to pay a 3% “surcharge” on their revenues to the HRE Trust Fund for the benefit of the Illinois racing industry (“Casinos”). The TRO dissolved upon the expiration of a thirty (30) day stay of dissolution that was ordered by the Seventh Circuit Court of Appeals on July 8, 2011, to enable the Casinos to request a further stay of dissolution of the TRO pending their petition for certiorari to the United States Supreme Court.

On August 5, 2011, the United States Supreme Court denied an application by the Casinos to further stay the dissolution of the TRO.

As of the reporting period ending on June 30, 2011, Arlington Park had received $44.2 million from the HRE Trust Fund, all of which has previously been recognized by the Company as restricted cash. Pursuant to the Acts, approximately fifty-eight percent (58%) of the total amount received from the HRE Trust Fund will be paid as purses for future races conducted at Arlington Park.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCHILL DOWNS INCORPORATED

August 12, 2011	By:	/s/ William E. Mudd
		Name:	William E. Mudd
		Title:	Executive Vice President and Chief Financial Officer